Exhibit 3.18

State of Delaware Secretary of State Division of Corporations Delivered 12:09 PM 05/07/2013 FILED 12:04 PM 05/07/2013 SRV 130535571 – 4727657 FILE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TEAK MIDSTREAM, L.L.C.

This Amended and Restated Certificate of Formation of TEAK Midstream, L.L.C. (the “Company”), has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-208, for the purpose of amending and restating the original Certificate of Formation of the Company, which was filed on October 6, 2009 with the Office of the Secretary of State of the State of Delaware (the “Certificate”), in order to change the name of the Company.

The Certificate is hereby amended and restated in its entirety to read as follows:

1. The name of the limited liability company is APL SouthTex Midstream LLC (the “Company”).

2. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Delaware 19801, and the name of the Company’s registered agent at the same address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of May 7, 2013, to be effective on the date of its filing with the Office of the Secretary of State of the State of Delaware.

/s/ Eugene N. Dubay
Eugene N. Dubay, Authorized Person

HUI-159651